Exhibit 99

Family Dollar Reports Record First Quarter Sales and Earnings

- First Quarter Comparable Store Sales Increased 6.9%

- Earnings Per Diluted Share Increased 18.4% To $0.58

- December Comparable Store Sales Increased Approximately 4%

- Management Updates Earnings Guidance for FY11

MATTHEWS, N.C., Jan. 5, 2011 /PRNewswire/ -- Family Dollar Stores, Inc. (NYSE: FDO) today reported that net sales for the first quarter of fiscal 2011 ended November 27, 2010, increased 9.5% to $1.997billion compared to $1.823 billion in the first quarter of fiscal 2010.  Net income for the quarter increased 9.9% to $74.3 million compared with net income of $67.6 million for the first quarter of fiscal 2010.  Net income per diluted share for the quarter increased 18.4% to $0.58 compared with $0.49 for the first quarter of fiscal 2010.

(Logo:  http://photos.prnewswire.com/prnh/20110105/CL24593LOGO2 )

"Our comparable store sales increase of 6.9% is the best first quarter result we've delivered in more than twelve years," said Howard R. Levine, Chairman and Chief Executive Officer.  "Clearly, our investments to improve the shopping experience in our stores are positioning us well to serve a growing number of Family Dollar customers."

First Quarter Results

Comparable store sales for the first quarter increased 6.9%. The increase in comparable store sales was a result of an increase in customer traffic, as measured by the number of register transactions; average transaction value for the quarter was approximately flat. Although sales increased in all merchandise categories, sales were strongest in the Consumables category driven primarily by double-digit increases in candy and food.

Gross profit margin, as a percentage of sales, was 36.0% in the first quarter of fiscal 2011 compared to 36.1% in the first quarter of fiscal 2010.  The decline in gross profit, as a percentage of sales, was a result of stronger sales of lower-margin consumable merchandise and higher freight expense, which were mostly offset by lower inventory shrinkage.

Selling, general and administrative (SG&A) expenses, as a percentage of sales, were 29.9% in the first quarter of fiscal 2011 compared with 30.1% in the first quarter of fiscal 2010.   Most expenses, including occupancy costs, were leveraged during the quarter as a result of a strong comparable store sales increase.  These improvements were partially offset by investments related to expanded store operating hours, store renovations and enhanced marketing efforts.

The Company's inventories at November 27, 2010, were $1.138 billion, or 10.8% greater than inventories of $1.028 billion at November 28, 2009.  Average inventory per store at the end of the first quarter of fiscal 2011 was approximately 8% higher than the average inventory per store at the end of the first quarter of fiscal 2010.  The increase in inventories was primarily a result of investments to support higher in-stock levels in stores and expansions of consumable assortments, particularly in renovated stores.

In the first quarter of fiscal 2011, capital expenditures were $38.9 million compared with $39.1 million in the first quarter of fiscal 2010. During the first quarter of fiscal 2011, the Company opened 85 new stores and closed 18 stores compared to 43 new stores and 33 closings in the first quarter of fiscal 2010. In addition, since launching its multi-year renovation initiative in August, the Company has completed 202 store renovations, including 173 renovations during the first quarter.

As part of its previously announced $750 million share repurchase authorization, the Company entered into an accelerated share repurchase agreement in October 2010 to repurchase $250 million of its common stock.  During the first quarter, the Company received approximately 4.4 million shares related to this transaction.  The Company has authorization to purchase up to an additional $500 million of its common stock.

Holiday Season Update

"Our stores had a busy holiday season, resulting in a comparable stores sales increase for December of approximately 4% with strong performance in the toy and consumable areas," said Levine.

Outlook

Reflecting the Company's performance year-to-date through December, the Company now expects that diluted earnings per share will be between $3.08 and $3.23 compared with $2.62 in fiscal 2010.  This expectation includes an additional $0.04 related to the estimated impact of the continuation of the Company's stock repurchase program.

The Company's outlook for fiscal 2011 is based on the following assumptions which may or may not prove valid:

  An increase in net sales of between 8% and 10%;
  An increase in comparable store sales of between 5% and 7%;
  Approximately 300 new store openings and 80-100 store closings;
  A modest increase in operating profit, as a percentage of sales;
  An effective income tax rate of approximately 37%;
  Weighted average diluted shares of approximately 125.5 million, reflecting additional stock repurchases in fiscal 2011; and
  Capital expenditures of between $300 million and $350 million.

For the second quarter of fiscal 2011, the Company expects that comparable store sales will increase 5% to 6% and that earnings per diluted share will be between $0.92 and $0.97 per share compared with $0.81 per share in the second quarter of fiscal 2010.

Cautionary Statements

Certain statements contained in this press release are "forward-looking statements" that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements address certain plans, activities or events which the Company expects will or may occur in the future and relate to, among other things, the state of the economy, the Company's investment and financing plans, net sales, comparable store sales, cost of sales, SG&A expenses, earnings per diluted share, dividends, and share repurchases.  Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement.  Consequently, all of the forward-looking statements made by the Company in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission up to the date of this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  The Company does not undertake to update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

First Quarter Earnings Conference Call Information

The Company plans to host a conference call with investors today at 10:00 A.M. ET to discuss the results.  If you wish to participate, please dial (800) 779-6561 for USA domestic calls or (517) 308-9046 for international calls.  The passcode for the conference call is "Family Dollar."

There will also be a live webcast of the conference call that can be accessed at the following link:

>http://www.familydollar.com/investors.aspx?p=irhome

A replay of the webcast will be available at the same address noted above after 2:00 P.M. ET, today.

About Family Dollar

Beginning with one store in 1959 in Charlotte, North Carolina, the Company currently operates more than 6,800 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the First Quarter Ended
(in thousands, except per share amounts)	November 27, 2010	% of Net Sales	November 28, 2009	% of Net Sales

Net sales	$ 1,996,941	100.00%	$ 1,822,906	100.00%

Cost of sales	1,277,376	63.97%	1,164,684	63.89%

Gross margin	719,565	36.03%	658,222	36.11%

Selling, general and administrative expenses	597,983	29.94%	548,551	30.09%

Operating profit	121,582	6.09%	109,671	6.02%

Interest income	387	0.02%	395	0.02%

Interest expense	3,518	0.18%	3,335	0.18%

Income before income taxes	118,451	5.93%	106,731	5.85%

Income taxes	44,136	2.21%	39,110	2.15%

Net income	$ 74,315	3.72%	$ 67,621	3.71%

Net income per common share - basic	$ 0.58		$ 0.49
Weighted average shares - basic	127,984		138,686

Net income per common share - diluted	$ 0.58		$ 0.49
Weighted average shares - diluted	129,141		139,271

Dividends declared per common share	$ 0.155		$ 0.135

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	For the First Quarter Ended*
	November 27,	November 28,
(in thousands, except per share and share amounts)	2010	2009
Assets
Current assets:
Cash and cash equivalents	$84,621	$366,357
Investment securities	52,566	2,710
Merchandise inventories	1,138,466	1,027,514
Deferred income taxes	63,923	54,455
Prepayments and other current assets	75,169	60,510
Total current assets	1,414,745	1,511,546

Property and equipment, net	1,110,607	1,050,841
Investment securities	145,014	163,141
Other assets	70,753	64,501

Total assets	$2,741,119	$2,790,029

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of long-term debt	$16,200	$—
Accounts payable	627,657	501,030
Accrued liabilities	324,993	286,790
Income taxes	48,169	1,743
Total current liabilities	1,017,019	789,563

Long-term debt	233,800	250,000
Other liabilities	215,358	239,591
Deferred income taxes	45,674	37,203
Commitments and contingencies

Shareholders' Equity:
Preferred stock, $1 par; authorized and
unissued 500,000 shares
Common stock, $.10 par; authorized
600,000,000 shares	14,702	14,593
Capital in excess of par	255,971	218,891
Retained earnings	1,720,400	1,436,846
Accumulated other comprehensive loss	(8,494)	(8,117)
	1,982,579	1,662,213
Less: common stock held in treasury, at cost	753,311	188,541
Total shareholders' equity	1,229,268	1,473,672

Total liabilities and shareholders' equity	$2,741,119	$2,790,029

* Certain adjustments and reclassifications of the amounts for fiscal 2010 have been made to conform to the presentation for fiscal 2011.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the First Quarter Ended*
(in thousands)	November 27, 2010	November 28, 2009
Cash flows from operating activities:
Net income	$ 74,315	$ 67,621
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,992	42,019
Deferred income taxes	802	20,076
Excess tax benefits from stock-based compensation	(3,599)	(314)
Stock-based compensation	5,113	5,401
Loss on disposition of property and equipment, including
impairment	3,223	2,541
Changes in operating assets and liabilities:
Merchandise inventories	(110,444)	(33,717)
Income tax refund receivable	—	8,618
Prepayments and other current assets	(12,164)	2,695
Other assets	(5,066)	289
Accounts payable and accrued liabilities	(76,935)	(119,268)
Income taxes	29,722	67
Other liabilities	10,821	2,792
	(40,220)	(1,180)

Cash flows from investing activities:
Purchases of investment securities	(19,128)	—
Sales of investment securities	86,286	4,850
Capital expenditures	(38,918)	(39,140)
Proceeds from dispositions of property and equipment	141	188
	28,381	(34,102)

Cash flows from financing activities:
Revolving credit facility borrowings	36,000	—
Repayment of revolving credit facility borrowings	(36,000)	—
Payment of debt issuance costs	(2,912)	—
Repurchases of common stock	(257,784)	(24,758)
Changes in cash overdrafts	(17,931)	—
Proceeds from exercise of employee stock options	8,926	5,931
Excess tax benefits from stock-based compensation	3,599	314
Payment of dividends	(20,192)	(18,738)
	(286,294)	(37,251)

Net change in cash and cash equivalents	(298,133)	(72,533)
Cash and cash equivalents at beginning of period	382,754	438,890
Cash and cash equivalents at end of period	$ 84,621	$ 366,357
* Certain adjustments and reclassifications of the amounts for fiscal 2010 have been made to conform to the presentation for fiscal 2011.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
Selected Additional Information

NET SALES BY DIVISION:
	For the First Quarter Ended
	November 27,	November 28,
(in thousands)	2010	2009	% Change
Consumables	$1,355,453	$1,221,857	10.9%
Home products	253,036	235,297	7.5%
Apparel and accessories	192,812	182,299	5.8%
Seasonal and electronics	195,640	183,453	6.6%
TOTAL	$1,996,941	$1,822,906	9.5%

STORES IN OPERATION:
	For the First Quarter Ended
	November 27,	November 28,
	2010	2009
Beginning Store Count	6,785	6,655
New Store Openings	85	43
Store Closings	(18)	(33)
Ending Store Count	6,852	6,665
Total Square Footage (000s)	58,455	56,745
Total Selling Square Footage (000s)	48,721	47,263

INVESTOR CONTACT:
Kiley F. Rawlins, CFA
(704) 849-7496
krawlins@familydollar.com

MEDIA CONTACT:
Josh Braverman
(704) 814-3447
jbraverman@familydollar.com

CONTACT:  INVESTOR CONTACT:  Kiley F. Rawlins, CFA, +1-704-849-7496, krawlins@familydollar.com; or MEDIA CONTACT:  Josh Braverman, +1-704-814-3447, jbraverman@familydollar.com